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                                                                    Ex-99.B (11)

CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference of our report dated May 1, 1995 on our audit of the financial statements and financial highlights of Alex. Brown Cash Reserve Fund, Inc. in the Statement of Additional Information with respect to Post-Effective Amendment No. 25 to the Registration Statement (No. 2-72658) on Form N-1A under the Securities Act of 1933, of Alex. Brown Cash Reserve Fund, Inc. We also consent to the reference of our Firm under the heading "General Information" in the Prospectus and under the heading "Reports" in the Statement of Additional Information, which are incorporated by reference to this registration statement.

COOPERS & LYBRAND L.L.P.


2400 Eleven Penn Center
Philadelphia, Pennsylvania
November 15, 1995